EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-205356, 333-209130, 333-148789 and 333-137859) on Form S-8  on Form S-1 (No. 333-249506) and on Form S-3 (Nos. 333-259799, 333-248412 and 333-238085) of ClearOne, Inc. of our report dated April 1, 2024, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of ClearOne, Inc. for the year ended December 31, 2023.

/s/ Tanner LLC

Salt Lake City, UT

April 1, 2024